Exhibit 3.20(a)

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
EMPLOYEE BENEFITS MANAGEMENT, INC.

          1. This Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) amended, restates and integrates the Certificate of Incorporation of Employee Benefits Management, Inc. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on May 14, 1997 in the name of Zeigler Property Development Company, was amended on December 8, 1998 to amend the name to Employee Benefits Management, Inc., and was first amended and restated as of December 11, 1998. This Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

          2. The name of the corporation is EMPLOYEE BENEFITS MANAGEMENT, INC. (the "Corporation").

          3. The Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington County, of Newcastle. The name of its registered agent at such address is The Corporation Trust Company.

          4. The nature of the business or purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

          5. The total number of shares of stock which the Corporation have authority to issue is One Thousand One Hundred Seventy-Six (1,176 shares) (collectively, the “Common Stock”), each having a par value of $0.01 per share. The shares of Common Stock may be issued from time to time for such consideration and upon such terms as the Board of Directors of the Corporation (the “Board of Directors”) may determine from time to time.

          6. The Board of Directors is authorized to make, alter or appeal the By-Laws of the Corporation. The election of Directors need not be by written ballot.

          7. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages or breach of fiduciary duty as any Director except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation of Stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which this Director derives any improper personal benefit.

          8. The Corporation shall indemnity its officers, directors, employees and agents to the extent permitted by the DGCL.

          I, THE UNDERSIGNED, being the Secretary of the Corporation does make this Certificate, hereby declaring and certifying that this is my act indeed and the facts herein stated are true, accordingly have hereunto set my hand this 18th day of April, 2002.

/s/ Julie Hudson Julie Hudson